Exhibit 99.1

New Release	FOR IMMEDIATE RELEASE
Lyndhurst, New Jersey, May 21, 2007

Contacts:	Laure Park (Investor Relations):201-393-5030
Gary Samuels (Media Relations): 201) 393-5700

Quest Diagnostics Incorporated Announces Completion of Tender Offer for the 10 1/2% Senior Subordinated Notes Due 2013 of AmeriPath, Inc.

LYNDHURST, N.J., June 19 — Quest Diagnostics Incorporated (NYSE: DGX - News), the nation’s leading provider of diagnostics testing, information and services, announced today that it has completed its cash tender offer for the outstanding $350 million, 10 1/2% Senior Subordinated Notes due 2013 (the “Notes”) (CUSIP Nos. 03071D AC 3 and 03071D AA 7) of AmeriPath, Inc. (“AmeriPath”). The cash tender offer expired, as scheduled, on June 18, 2007, at 12:00 midnight, ET, (the “Expiration Date”).

As of the Expiration Date, approximately $348 million in aggregate principal amount, or 99.4% of the $350 million outstanding Notes had been validly tendered and not withdrawn. The total consideration, which is payable to holders who tendered their notes at or prior to June 4, 2007, 5:00 p.m., ET, (the “Consent Deadline”), was $1,088.58 for each $1,000 principal amount of Notes, while the tender offer consideration, which is payable to holders who tendered their notes after the Consent Deadline, was $1,058.58 for each $1,000 principal amount of notes validly tendered and not withdrawn prior to the Expiration Date.

In addition, as previously announced, after receipt of the requisite consents, the Company and U.S. Bank National Association, the trustee under the Indenture governing the Notes, entered into a supplemental indenture, which amended the Indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions. The amendments to the Indenture became operative on June 8, 2007.

The tender offer and the related consent solicitation to amend the indenture pursuant to which the Notes were issued were made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 21, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent.

Morgan Stanley & Co. Incorporated acted as Dealer Manager for the tender offer and consent solicitation. The Information Agent and Depositary was Global Bondholder Services Corporation. Persons with questions regarding the tender offer and consent solicitation should contact Morgan Stanley & Co. Incorporated at (212) 761-5384 (attn: Tate Forrester).

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.questdiagnostics.com.

This communication contains certain forward-looking statements. These forward-looking statements are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Certain of these risks and uncertainties may include, but are not limited to the risks and uncertainties described in the Quest Diagnostics Incorporated 2006 Form 10-K and subsequent filings.